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                                                                   EXHIBIT 10.21

                           CONSULTING AGREEMENT

      THIS CONSULTING AGREEMENT (this "Agreement") is entered into as of August 15, 1996 by and between TeleTech Service Corporation, Inc., a Delaware corporation (collectively with its subsidiaries, "TeleTech"), and Richard Weingarten & Company, Inc., a Delaware corporation ("RWCO"). Richard Weingarten, and employee of RWCO ("Consultant"), has executed this Agreement for purposes of Section 5 hereof.

                           W I T N E S S E T H :

      WHEREAS, TeleTech is engaged in the business of, among other things, providing customer care and support services, on a fully outsourced basis or under facilities management agreements, using integrated voice and data communications technology, which services include, without limitation, technical help desk support, pre- and post-sale customer education, activating product or service upgrades and responding to customer requests for information (together with any other business in which TeleTech may engage during the term of this Agreement, the "Business"); and

      WHEREAS, TeleTech desires to retain the services of Consultant to render certain financial and merger and acquisition advisory services, as more fully described and subject to the terms and conditions set forth herein.

      NOW THEREFORE, intending to be legally bound, the parties hereto agree as follows:

     1. SCOPE OF SERVICES.

         (a) TeleTech hereby retains RWCO to provide, and RWCO hereby agrees to cause Consultant to render to TeleTech, certain advisory services as requested by TeleTech with respect to (i) acquisitions and dispositions involving TeleTech, which may include, without limitation, advice regarding transaction structuring, strategy and negotiation, (ii) strategic planning and advice regarding general management matters, and
     (iii) the identification, hiring, retention and compensation of key executives and members of the Board of Directors, and such other matters as TeleTech may reasonably specify from time-to-time (collectively, the "Services"). RWCO acknowledges that TeleTech has entered into this contract in order to retain the personal services of Consultant and no other officer, employee or agent of RWCO shall perform the Services without the prior written consent of TeleTech.

         (b) RWCO hereby agrees to cause Consultant to devote such time and effort as may be necessary to adequately and properly perform the Services. TeleTech acknowledges that no more than fifty-percent (50%) of Consultant's total working time shall be devoted to performance of the Services ("Maximum Time"). TeleTech

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     acknowledges that, during the term of this Agreement, Consultant may be retained to perform services for persons or entities other than TeleTech and that the parties intend that this Agreement shall not interfere with Consultant's ability to perform such other services; provided that such services do not involve performance of services for or on behalf of persons or entities whose primary business (or those of its subsidiaries) is directly or substantially in competition with the Business (a "Competitor"). To the extent, if any, that a conflict or question arises regarding Consultant's ability fully to provide the Services due to constraints arising out of Consultant's rendering of services to any other person or entity that is not a Competitor, the parties shall negotiate in good faith to determine a basis on which Consultant shall perform the Services without unreasonably interfering with Consultant's obligation to render services to any such other person or entity.

     2.  COMPENSATION.

          (a) In consideration of the performance of the Services by Consultant hereunder, TeleTech shall pay to RWCO a monthly consulting fee of ten thousand dollars ($10,000), payable on the first day of each month during the term of this Agreement for Services to be performed by Consultant during such month (the "Fee"). The Fee shall not be decreased in the event that the Services TeleTech requests Consultant to perform require Consultant to devote less than the Maximum Time to complete.

          (b) In addition to the Fee, upon execution of this Agreement TeleTech shall grant to Consultant a Non-qualified Stock Option to purchase up to 55,000 shares of TeleTech's common stock, par value $.01 per share, at an exercise price of $18.00 per share (the "Option"). The Option shall be subject to the terms and conditions of the TeleTech Holdings, Inc. Stock Plan, as Amended and Restated and as may hereafter be amended (the "Stock Plan"), and the Non-qualified Stock Option Agreement, in the form attached hereto as EXHIBIT A (the "Option Agreement"), to be executed concurrently with the execution of this Agreement.

     3. EXPENSES.

         (a) During the term of this Agreement and subject to SEction
     3(b), TeleTech shall reimburse RWCO for reasonable and necessary out-of-pocket expenses actually incurred by Consultant; provided, that Consultant adheres to TeleTech's policies regarding expense reimbursement applicable to its executives and key employees and as are directly related to Consultant's rendering of the Services. RWCO shall provide appropriate documentation of all reimbursable expenses in accordance with TeleTech's procedures and reporting standards imposed upon TeleTech by the Internal Revenue Code of 1986, as amended. Expenses incurred by Consultant for which appropriate documentation has not been provided or that are

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     contrary to applicable TeleTech policies regarding expense reimbursement shall be reimbursed, if at all, only at the sole discretion of TeleTech.

          (b) RWCO shall be solely responsible for all costs and expenses associated with or relating to office expenses (including without limitation rent and utilities), support services and personnel costs, personal income taxes, local, state and federal taxes, and any other costs and expenses of whatever nature or sort (with the exception of expenses expressly assumed by TeleTech in Section 3(a) of this Agreement) incurred by RWCO and/or Consultant in connection with performance of the Services hereunder.

      4. TERM AND TERMINATION. This Agreement shall commence on September 1, 1996 and shall continue until August 31, 1997, unless earlier terminated by either party upon 30 days' prior written notice to the other party (a "Voluntary Termination"). Notwithstanding the foregoing, this Agreement may be terminated immediately by TeleTech (a) upon delivery of notice by TeleTech that Consultant has breached or has threatened to breach the provisions of
Section 5 hereof, (b) upon delivery of notice by TeleTech that Consultant is providing services to a Competitor, or (c) for "Cause," as defined in the Option Agreement (any of the foregoing, an "Involuntary Termination"). Upon termination of this Agreement, RWCO shall be entitled to receive (i) any Fees due and owing by TeleTech up to the termination date, in the event of a Voluntary Termination, and (ii) any expenses incurred prior to the termination date that are reimbursable hereunder.

     5. CONFIDENTIAL INFORMATION.

           (a) Consultant recognizes that he will occupy a position of trust with respect to business and technical information of a secret or confidential nature which is the property of TeleTech or any of its affiliates and which will be imparted to him from time to time in the course of the performance of the Services hereunder. Consultant acknowledges and agrees that any and all Confidential Information (as defined herein) learned or obtained by Consultant during the course of the performance of the services or otherwise, is the property of TeleTech and its affiliates.

          (b) Consultant shall not use or disclose, directly or indirectly, any Confidential Information to any person, except that Consultant may use and disclose to authorized personnel or agents of TeleTech or its affiliates such Confidential Information as is necessary for Consultant's proper performance of the Services hereunder. The provisions of this Section 5 shall survive termination of this Agreement for any reason.

          (c) Consultant shall return to TeleTech, promptly upon termination of this Agreement or otherwise upon the request of TeleTech, any and all copies of any documentation or materials

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     containing any Confidential Information. All information, know-how and other things devised or created by Consultant during the Term, solely or jointly with others, that falls within the definition of Confidential Information shall belong solely to TeleTech, and Consultant agrees, upon request of TeleTech, to assign the same to TeleTech and/or to assist TeleTech in obtaining copyright, trademark and/or trade name protection thereon.

          (d) "Confidential Information" means all information, data, know-how, systems and procedures of a technical or commercial nature owned by or relating to TeleTech or any of its affiliates, whether prior to, during or after the termination or expiration of this Agreement, including but not limited to all ideas, concepts, experimental and research data, service techniques and protocols, business and marketing plans; information relating to financial information, pricing, cost and sales information, contractual arrangements, advertising and promotions, market research data and other information about TeleTech's and its affiliates' actual and prospective employees, clients, suppliers and vendors; patents and patent applications, inventions and improvements (whether patentable or not), development projects, computer software and related documentation and materials, designs, practices, recipes, processes, methods, know-how, techniques and other facts relating to the business of TeleTech and its affiliates; and all other trade secrets and information of a confidential and proprietary nature.

          (e) Cosultant hereby acknowledges that each subsidiary and affiliate of TeleTech is expressly made a third party beneficiary hereto for purposes of protecting its rights and interests hereunder.

          (f) RWCO and Consultant acknowledge that damages would be an inadequate remedy for Consultant's breach of any of the provisions of this Section 5 and that breach of any of such provision will result in immeasurable and irreparable harm to TeleTech. Therefore, in addition to any other remedy to which TeleTech may be entitled by reason of Consultant's breach or threatened breach of any such provision, TeleTech shall be entitled to seek and obtain a temporary restraining order, a preliminary and/or permanent injunction, or any other form of equitable relief from any court of competent jurisdiction restraining Consultant from committing or continuing any breach of this Section 5, without the necessity of posting a bond. It is further agreed that the existence of any claim or cause of action on the part of Consultant or RWCO against TeleTech, whether arising from this Agreement or otherwise, shall in no way constitute a defense to the enforcement of the provisions of this
     Section 5.

     6.  NON-COMPETITION.

          (a) TeleTech and Consultant recognize that Consultant recognize that Consultant has been retained to occupy a position equivalent to that occupied

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     by the professional, management and/or executive staff of TeleTech and that his duties may include the formulation and/or execution of management policy. Consultant, for and in consideration of retention by TeleTech in such a position and being permitted access to Confidential Information, agrees that so long as this Agreement is in effect and for a period of 24 months thereafter, Consultant shall not (i) work for,
     (ii) assist or perform consulting services for, (iii) own any interest, directly or indirectly and whether individually or as a joint venturer, partner, member, officer, director, shareholder, consultant, employee or otherwise, in or (iv) make a financial investment, whether in the form of equity or debt, in any business that is directly or substantially competitive with the Business in the United States, Australia, New Zealand, the United Kingdom or in any other market in which TeleTech is conducting business at the time this Agreement is terminated.

          (b) Notwithstanding the foregoing, nothing herein, in the Option Agreement or in the TeleTech Holdings, Inc. Directors Option Agreement dated as of January 1, 1996 between Consultant and TeleTech (collectively, the "Other Agreements") shall prohibit Consultant from
     (i) holding 5% or less of any class of voting securities of any entity whose equity securities are listed on a national securities exchange or regularly traded in the over-the-counter market and for which quotations are readily available on the National Association of Securities Dealers Automated Quotation system, or (ii) (A) providing consulting services relative to the acquisition of, or the making of an investment in, Cellarmaster Wines Pty, Ltd. ("Cellarmaster"), (B) making an investment, directly or indirectly, in Cellarmaster or (C) subject to the prior approval of the President of TeleTech (which approval will not be unreasonably withheld), having any other involvement with Cellarmaster.

          (c) Upon the termination of this Agreement and for 24 months thereafter, Consultant shall promptly notify TeleTech of each employment or agency relationship entered into by Consultant, and each corporation, proprietorship or other entity formed or used by Consultant, the business of which is directly or indirectly, similar to or in competition with the Business.

          (d) Consultant agrees that the restrictions contained in this
     Section 6 are reasonable as to time and geographic scope because of the nature of the Business and Consultant agrees, in particular, that the geographic scope of this restriction is reasonable because companies in the teleservicing and outsourced customer service industry compete on a nationwide basis. Consultant acknowledges that TeleTech is in direct competition with all other companies that provide teleservicing and other customer services on an outsourced basis throughout the United States, Australia, New Zealand, the United Kingdom and other markets in which TeleTech may be conducting business at the time Consultant's relationship with TeleTech is terminated and, because of the nature

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     of the Business, Consultant agrees that the covenants contained in this
     Section 6 cannot reasonably be limited to any smaller geographic area.

     7.  NON-SOLICITATION AND NON-INTERFERENCE.

          (a) Consultant acknowledges that TeleTech has invested substantial time and effort in assembling its present staff. Consultant agrees that so long as this Agreement is in effect and for a period of 24 months thereafter, he shall not (irrespective of the time, manner or cause of termination of this Agreement), either directly or indirectly employ, solicit for employment or advise or recommend to any other person that such other person employ or solicit for employment, any of TeleTech's employees.

          (b) Consultant acknowledges that all clients of TeleTech that Consultant has serviced or had contact with, or hereafter during the term of this Agreement will service or have contact with, and all prospective clients of TeleTech from whom Consultant has solicited or may solicit business during the term of this Agreement, shall be clients solely of TeleTech. Consultant agrees that, so long as this Agreement is in effect and for a period of 24 months thereafter (irrespective of the time, manner or cause of termination of this Agreement), he shall not either directly or indirectly

               (i) solicit business, as to products or services competitive with the Business of TeleTech, from any of TeleTech's customers with whom Consultant had contact during his relationship with TeleTech; or

               (ii) interfere with any relationship between TeleTech and any of its suppliers, clients or employees, or influence or attempt to influence any of TeleTech's clients not to do business with TeleTech.

          (c) Consultant agrees that the restrictions contained in this
     Section 7 are reasonable as to time and geographic scope because of the nature of the Business and Consultant agrees, in particular, that the geographic scope of this restriction is reasonable because companies in the teleservicing and outsourced customer service industry compete on a nationwide basis. Consultant acknowledges that TeleTech is in direct competition with all other companies that provide teleservicing and other customer services on an outsourced basis throughout the United States, Australia, New Zealand, the United Kingdom and other markets in which TeleTech may be conducting business at the time Consultant's relationship with TeleTech is terminated and, because of the nature of the Business, Consultant expressly agrees that the covenants contained in this Section 7 cannot reasonably be limited to any smaller geographic area.

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    8.   INDEMNIFICATION.  TeleTech agrees to indemnify and hold harmless
Consultant, RWCO and its stockholders, directors, officers, employees and agents (the "Indemnified Parties") with respect to any claims or liabilities (including reasonable costs and expenses incurred in defending such claims or liabilities, including without limitation reasonable attorney's fees) that may be asserted or imposed against any Indemnified Party arising out of, relating to or in connection with the performance of the Services hereunder, except for any such claims that may be asserted or liabilities that may be imposed by virtue of any gross negligence or willful misconduct of any Indemnified Party.

     9. INDEPENDENT CONTRACTOR. Consultant shall, at all times, be an independent contractor and, accordingly, under no circumstances shall Consultant have or claim to have any authority or power of decision in any activity on behalf of TeleTech. Notwithstanding any other provision of this Agreement, it is specifically understood that TeleTech shall not, with respect to the Services to be rendered hereunder, exercise any control over Consultant that would be contrary to TeleTech's relationship with Consultant as an independent contractor.

    10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to its principals regarding conflicts of law.

    11. JURISDICTION; SERVICE OF PROCESS. Each of the parties hereto agrees that all actions or proceedings initiated by any party hereto and arising directly or indirectly out of this Agreement which are brought to judicial proceedings shall be litigated in the United States District Court covering Denver, Colorado or, in the event such court cannot or will not exercise jurisdiction, in the state courts of the State of Colorado sitting in Denver, Colorado. Each of the parties hereto expressly submits to the jurisdiction of such courts and waives any claim that any such court is an inconvenient forum or an improper forum based on lack of venue or jurisdiction.

    12. SUCCESSORS AND ASSIGNS. This Agreement may not be assigned by any party without the prior written consent of all other parties. This Agreement shall be binding upon and shall inure to the benefit of (a) the heirs, executors and legal representatives of Consultant upon Consultant's death and
(b) any successor of TeleTech or RWCO and any such successor or permitted assign shall be deemed substituted for TeleTech or RWCO, as the case may be, under the terms hereof for all purposes.

    13. INTEGRATION. This Agreement and the Other Agreements constitute the entire agreement between the parties with respect to all matters, including but not limited to the retention of RWCO and Consultant, and RWCO's and Consultant's compensation, commissions

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and benefits any entitlements to stock or stock rights in TeleTech. This
Agreement and the Other Agreements, supersede all prior oral or written understandings and agreements relating to its subject matter and all other business relationships between TeleTech and/or its affiliated companies and RWCO and Consultant.

    14. NO MODIFICATION. This Agreement may be modified only by a written instrument executed by the parties, which is designated as an amendment to this Agreement.

    15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    16. SEVERABILITY. Any provision of this Agreement (or any portion thereof) that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                       TELETECH SERVICE CORPORATION, INC.



                                       By: /s/ Kenneth Tuchman
                                           ------------------------------------
                                           Name: Kenneth Tuchman
                                           Title: President



                                       RICHARD WEINGARTEN & COMPANY, INC.



                                       By:  /s/ Richard Weingarten
                                            -----------------------------------
                                            Name: Richard Weingarten
                                            Title: President



                                        /s/ Richard Weingarten
                                       ----------------------------------------
                                       Richard Weingarten


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